Exhibit 99.1

For Release: January 14, 2009	Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Announces Jim Hyde is Named

President and Chief Operating Officer

WAYNESBORO, VA – January 14, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS) announced today that James A. Hyde will join the Company as President and Chief Operating Officer. The Company also announced that the Board of Directors intends for Mr. Hyde to succeed James S. Quarforth as Chief Executive Officer upon Mr. Quarforth’s eventual retirement.

Mr. Hyde was employed by Deutsche Telekom and VoiceStream Wireless from 1997 to 2009. Mr. Hyde was appointed as the managing director of T-Mobile UK (a subsidiary of Deutsche Telekom) in January 2006, and served as a member of the T-Mobile International Executive Management Committee and as an Executive Advisor to the T-Venture Funds. From 2002 until January 2006, Mr. Hyde served as vice president of U.S. Indirect Sales and Sales Operations for T-Mobile USA. In 2000, Mr. Hyde became executive director for U.S. sales operations for VoiceStream Wireless and, following Deutsche Telekom’s July 2001 acquisition of VoiceStream (which it renamed T-Mobile), he held this position until 2002. Mr. Hyde had joined VoiceStream Wireless in 1997 as a director of regional indirect sales and operations.

Mr. Quarforth commented, “This is an important part of our succession planning as we position the Company for continuing long-term success. With his experience at T-Mobile, he brings great operating as well as sales and marketing experience to the Company. Also, having Jim on board as President and COO will permit me to focus even more on the Company’s strategic planning as the telecommunications industry continues to evolve.”

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About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.